Exhibit 99.1

Infinera Appoints Oaktree’s Amy Rice to Board of Directors

Enters into Agreement with Oaktree

SUNNYVALE, Calif., April 14, 2020, 8:00 a.m. ET – Infinera Corporation (NASDAQ: INFN) today announced that Amy H. Rice, a managing director with Oaktree Capital Management, L.P. (“Oaktree”), has joined Infinera’s board of directors. In addition, Infinera, will further strengthen its board of directors through the appointment of an additional independent director, who will be chosen by Infinera in collaboration with Oaktree, in the near future. Through its affiliated investment funds, Oaktree beneficially owns approximately 14 percent of Infinera’s common stock.

“We are delighted to further strengthen our relationship with Oaktree,” said Kambiz Y. Hooshmand, chairman of Infinera’s board of directors. “Since our acquisition of Coriant from investment funds managed by Oaktree, we have benefited from Oaktree’s collaborative approach and we will continue to build on this relationship. Amy’s background provides an excellent skill set that complements our board of directors and we look forward to her contributions.”

Continued Mr. Hooshmand, “We have a diverse board of directors focused on driving sustained long-term stockholder value. The additions of Amy and another new independent director will help refresh and enhance our board in a thoughtful manner.”

“I’m pleased to have a representative of Oaktree join the board,” said Tom Fallon, Infinera CEO. “Although the macro environment is currently challenging, we remain excited about the year ahead and the opportunities to strengthen our position as an at-scale optical networking leader with a differentiated innovation pipeline. We have taken the necessary steps to ensure there is cash on the balance sheet and appropriate liquidity in these uncertain economic times and appreciate the confidence that Oaktree has shown in our prospects.”

Ms. Rice said, “We believe Infinera’s technological innovations provide significant opportunity ahead. Additionally, we are pleased with management’s progress in the last year as they have integrated Coriant, reduced costs through synergies in excess of plans and established a business platform that is well aligned to the fastest growing segments in the optical space. As a major stockholder, we look forward to continuing to work together with Infinera to build value for all stockholders.”

Infinera and Oaktree entered into a customary agreement that, among other things, obligates Oaktree to vote all of its shares in favor of each of Infinera’s nominees for director, including Ms. Rice, at Infinera’s upcoming annual meeting.

Additional information about today’s announcement will be included on a Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission.

Wilson Sonsini Goodrich & Rosati, Professional Corporation is acting as Infinera’s legal counsel.

Contacts:

Media:	Investors:
Anna Vue	Nancy Erba
Tel.: +1 (916) 595-8157	Tel.: +1 (408) 543-8231
avue@infinera.com	ir@infineva.com

About Amy H. Rice

Amy H. Rice is a Managing Director with Oaktree’s Special Situations Group and has been with the firm since 2009. Prior to joining Oaktree, Ms. Rice spent two years as an associate at Lindsay Goldberg, LLC, and before that, she spent two years as an analyst in the Leveraged Finance group at Deutsche Bank. She has an A.B. from Harvard College and an MBA from The Wharton School of the University of Pennsylvania.

About Infinera

Infinera is a global supplier of innovative networking solutions that enable carriers, cloud operators, governments, and enterprises to scale network bandwidth, accelerate service innovation, and automate network operations. The Infinera end-to-end packet-optical portfolio delivers industry-leading economics and performance in long-haul, submarine, data center interconnect, and metro transport applications. To learn more about Infinera, visit www.infinera.com, follow us on Twitter @Infinera, and read Infinera’s latest blog posts at www.infinera.com/blog.

Infinera and the Infinera logo are registered trademarks of Infinera Corporation.

This press release contains forward-looking statements including, but not limited to, those relating to Infinera’s prospects and opportunities. These statements are not guarantees of results and should not be considered as an indication of future activity or future performance. Actual results may vary materially from these expectations as a result of various risks and uncertainties. Information about these risks and uncertainties, and other risks and uncertainties that affect Infinera’s business, is contained in the risk factors section and other sections of Infinera’s Annual Report on Form 10-K for the Fiscal Year ended December 28, 2019, as filed with the Securities and Exchange Commission (the “SEC”) on March 4, 2020, as well as any subsequent reports filed with or furnished to the SEC. These reports are available on Infinera’s website at www.infinera.com and the SEC’s website at www.sec.gov. Except as required by law, Infinera assumes no obligation to, and does not currently intend to, update any such forward-looking statements.